Exhibit 10.15

                               UNIT PURCHASE AGREEMENT
                               and OPERATING AGREEMENT
                                OF VELVEL RECORDS LLC



   August 28, 1996


   Navarre Corporation
   7400 49th Avenue North
   New Hope, MN 55428

   Attention:  Mr. Eric Paulson
   Chief Executive Officer

   Gentlepersons:

        This confirms our understanding and agreement with you, as follows:

1. You desire to be a Member of Velvel Records LLC, the limited liability company which will be formed pursuant to the Delaware Limited Liability Company Act (the "Company") and will own the Velvel Assets, which are:

(a) All interests of Velvel Musical Industries, Inc. ("Velvel") in record and music publishing companies, phonorecords, master recordings, musical compositions, recording artists' contracts, songwriters' contracts, and employment contracts, but excluding the Miles Davis project and other movie projects (but the Company shall have the soundtrack albums therefrom, if any); and

(b) All interests of Walter Yetnikoff in record and music publishing companies, if any, and phonorecords, master recordings, musical compositions, recording artists' contracts, and songwriters' contracts, excluding his interests in publicly traded companies.

The Company shall assume Velvel's and Walter Yetnikoff's respective obligations relating to the Velvel Assets, and shall indemnify and hold Velvel and Walter Yetnikoff harmless of and from all claims and demands respecting the Velvel Assets.

The Company shall exist for seventy-two (72) years from the date of filing its Certificate of Formation.

2. You will be the U.S.A. distributor through normal retail distribution channels of the Company's wholly owned record labels for a five (5) year term commencing September 3, 1996, as set forth in your National Distribution and Warehousing Agreement (the "Distribution Agreement") attached hereto as Schedule "A", provided that you meet your obligations under this agreement to pay for the units of membership in the Company and your obligations under the Distribution Agreement. As used herein, the "term of the Distribution Agreement" means its term as the Distribution Agreement may be renewed and extended. The Company will use its reasonable efforts to include in the Distribution Agreement the labels in which the Company has or acquires interests during the term of the Distribution Agreement but which are not wholly owned by the Company, and labels to which the Company has U.S.A. distribution rights during the term of the Distribution Agreement (collectively referred to as "third party labels").

Notwithstanding the foregoing: except with respect to Razor & Tie
Music, L.L.C. and the first William Crist album and first Siberia album of Necessary Records, and except with respect to Wonder Workshop's sales to religious stores and sales for re-sale through gift shops and specialty markets, if, during the term of the Distribution Agreement, the Company intends to acquire an interest in a third party label ("Proposed Acquired Label") or U.S.A. distribution rights in a third party label ("Proposed Distributed Label"), and if the U.S.A. distribution rights through normal retail distribution channels for the Proposed Acquired Label or Proposed Distributed Label, as applicable, are not available to be included in the Distribution Agreement, you can elect that the Company shall not acquire the interest in the Proposed Acquired Label or not obtain the distribution rights in the Proposed Distributed Label, and the Company will be bound by your election, unless your First Payment referred to in paragraph 3(c) is not paid on or before November 15, 1996 or your Second Payment is not paid on or before April 10, 1997. Before the Company obtains an interest in a Proposed Acquired Label or U.S.A. distribution rights in a Proposed Distributed Label, the Company will give you written notice if the U.S.A. distribution rights through normal retail distribution channels are not to be included in the Distribution Agreement and, provided that you have not failed or declined to pay the First Payment or Second Payment, you shall have ten (10) business days to give the Company written notice of your "veto" of that deal for failure to include such U.S.A. distribution rights under the Distribution Agreement. In the event such "veto" is duly made by you, the Company will decline to make the Proposed Acquired Label deal or Proposed Distributed Label deal, as applicable. Nothing herein contained shall prevent the Company from contracting for an option to make a Proposed Acquired Label deal or Proposed Distributed Label deal, but the Company may not exercise its option if you have duly exercised your "veto power" over that deal in accordance with this paragraph.

3. (a) The units of membership in the Company shall consist of two classes, Class "A" Units and Class "B" Units. Collectively the Class "A" Units and Class "B" Units are hereinafter collectively referred to as the "Units." The Class "A" Units shall represent only profits interests in the Company and the Class "B" units shall represent only capital interests in the Company.

(b) In consideration of Velvel's contribution to the Company of the Velvel Assets and other good and valuable consideration, Velvel shall be the owner of Class "A" Units and Class "B" Units. In further consideration of Walter Yetnikoff's employment agreement with the Company, Walter Yetnikoff shall own only Class "A" Units. The profits interests owned by Velvel and Walter Yetnikoff shall constitute fifty-one (51%) percent of the Class "A" Units and they shall determine between themselves, before the Closing referred to in paragraph 12 below (the "Closing"), what proportion of that fifty-one (51%) percent shall be issued to Walter Yetnikoff and what proportion to Velvel. Upon issuance, Velvel shall own one hundred (100%) percent of the Class "B" Units issued, unless and until your Class "A" Units are converted to Class "B" Units pursuant to sub-paragraph (d) below or Class "B" Units are issued pursuant to any other provision of this agreement. Notwithstanding any other provision of this agreement, it is expressly understood and agreed that Velvel's and Walter Yetnikoff s aggregate profits interests in the Company shall not at any time be less than fifty-one (51%) percent unless and until either or both of them transfer any part of their respective profits interests.

(c) The remaining Units shall comprise forty-nine (49%) percent of the profits interests in the Company. You shall have the right to purchase any part of the remaining Class "A" Units, but you irrevocably agree to purchase ten-seventeenths (10/17ths) as Class "A" Units by paying to the Company a first payment of $5,000,000. on or before one (1) week after the effective date of Navarre Corporation's primary stock offering or by November 15, 1996 (the "First Payment"), whichever shall occur first, and a second payment of $5,000,000. on or before April 10, 1997 (the "Second Payment"). You agree to execute and deliver herewith promissory notes for the First Payment and the Second Payment in the forms attached hereto as Schedule "B" and Schedule "B-1," respectively. Your percentage of forty-nine (49%) percent of the Class "A" Units shall be the proportion that the aggregate amount your First Payment and Second Payment bears to $17,000,000. (i.e. ten-sevenths [10/17ths] of forty-nine [49%] percent). You shall have the right to meet any offer to the Company to purchase the remaining $7,000,000. of Units, in accordance with paragraph 9 below. Such $7,000,000. of Units shall be Class "A" Units (i.e. seven-seventeenths [7/17ths] of forty-nine [49%] percent) and an appropriate number of Class "B" Units of the Company (i.e seven-twentieths [7/20ths] of the capital interests in the Company) if they are issued to anyone other than you; if they are issued to you pursuant to paragraph 9, the Company will issue both Class "A" Units and Class "B" Units, in the appropriate proportions to reflect the correct profits interests and capital interests of the Members. Units issued to you pursuant to sub-paragraph (f) below shall be issued in the class(es) required by sub-paragraph (f) and in the appropriate proportions.

(d) You shall have the right at any time to elect (your "Right of Election") to have the Company issue to you Class "B" Units so that you own both the number of Class "A" Units that you have purchased and a number of Class "B" Units that is the proportion the aggregate purchase price you have paid to the Company bears to the aggregate purchase price the Company has received from all Members (e.g. assuming that the full $7,000,000. is subscribed to, the proportion is ten-thirteenths [10/13ths] of the Class "B" Units if only you and Velvel own Class "B" Units, or seventeen-twentieths (17/20ths] of the Class "B" Units if you have purchased or otherwise received the $7,000,000. of Units referred to in sub-paragraph (c) above, or ten-twentieths [10/20ths] if someone other than you purchases said $7,000,000. of Units). Notwithstanding the foregoing, after the Company declares a profit at the conclusion of any fiscal year the Company shall have the right to issue to you Class "B" Units, in the proportion that would have been issued to you if you were to exercise your Right of Election, (The Fiscal year of the Company shall be that year which is prescribed by Sec.706(b)(1) of the Internal Revenue Code of 1986.) The issuance of Class "B" Units to you shall be prospective, so that any losses prior to the issuance shall be allocated only to the respective owners of Class "B" Units who owned the Class "B" Units prior to such issuance.

(e) Losses of the Company shall be allocated only to the owners of Class "B" Units, and in the proportion their Class "B" Units bear to all Class "B" Units issued. Distributions other than in liquidation shall be made in the proportion the respective profits interests of the Members bear to all profits interests in the Company. If, at liquidation or winding up of the Company, you own only Class "A" Units and no Class "B" Units, Class "B" Units shall be deemed automatically to be issued to you in the proportion the purchase price you paid to the Company bears to the aggregate purchase price the Company received from all Members, and the assets of the Company that are to be distributed to the owners of Units shall first be distributed, pari passu, to the Members who own Class "B" Units, in the proportion their then balances in their capital accounts bear to one another's, until such balances in their capital accounts are repaid in full. Thereafter, the Company shall divide the remaining assets to be distributed, if any, among all of the Members, pari passu, in the proportion their ownership of profits interests bear to all profits interests in the Company.

(f) Notwithstanding anything to the contrary contained in sub-paragraph (c) above, any of the aforesaid $7,000,000. of Units that are not contracted to be purchased, by you or others, by September 2, 1997, will be issued to you, gratis, by the Company, as Class "A" Units or Class "B" Units, as you shall elect; however, if the Company declares a profit in any fiscal year ending prior to September 3, 1997, they shall be issued to you as Class "B" Units.

(g) Notwithstanding anything to the contrary contained in sub-paragraph (c) above, you shall not be required to make the First Payment or the Second Payment if a bankruptcy petition is filed by or against the Company on or prior to November 15, 1996 and is not discharged within thirty days of that date. You shall not be required to make the Second Payment if a bankruptcy petition is filed by or against the Company on or prior to April 10, 1997 (the "Second Payment date") or if the Company is not an active record company, releasing and promoting records on a regularly scheduled basis. However, if you are not required to make the Second Payment and you do not make it, your Class "A" Units shall consist of five-seventeenths (5/17ths), instead of ten-seventeenths (10/17ths), of forty-nine (49%) percent of the profits interests in the Company, and the Class "A" Units represented by the Second Payment and your Right of Election relating to them shall be canceled by the Company if your Second Payment is not made because you are relieved of the requirement, pursuant to this sub-paragraph, to make it. You shall have the right to have a Big Six accounting firm of your choice examine the Company's books and records and review the Company's operations to advise you as to whether or not, in that firm's reasonable and professional opinion, the Company is, on the Second Payment date, an active record company that is releasing and promoting records on a regularly scheduled basis.

4. As collateral security for the due and prompt payment and performance in full of your obligations under this agreement, you hereby pledge, assign and grant a continuing security interest to the Company, in accordance with the Collateral Assignment and Pledge Agreements attached hereto as Schedule "C" and Schedule "C- 1," in and to all of your right, title and interest in and to your Class "A" Units that are to be issued to you for the First Payment and Second Payment, respectively. Your Class "A" Units shall be issued as follows:

     (i)  At the Closing:  10/17ths of the forty-nine (49%) percent;
    (ii) The remainder, if any, of the forty-nine (49%) percent will be issued to you on September 3, 1997 in accordance with sub-paragraph (f) above.

5.   Velvel has spent in excess of $3,000,000. for the Velvel Assets
(including expenditures for promotion, packaging, manufacturing, advertising and marketing) and out-of-pocket expenditures on and after June 1, 1995 to raise funds for the business. To the extent such aggregate exceeds $3,000,000, the excess will be treated as a loan to the Company to be paid back to Velvel, with annual interest at eight (8%) percent. Only for the purposes of establishing that the net equity value of the Velvel Assets is not less than $3,000,000. expenditures for the Velvel Assets are attached hereto as Schedule "D." You and Velvel agree that the net equity value of the Velvel Assets is not less than $3,000,000. and that the excess thereof listed in Schedule "D" will be treated as a loan to the Company, as aforesaid. To the extent that, by the Closing, the expenditures for the Velvel Assets are greater than the total of Schedule "D", before the Closing Velvel will provide you with a list of the additional payments for your review and comment. All loans from Velvel to the Company made from and after the Closing until the First Payment and the Second Payment are made shall be repaid to Velvel with interest at the annual rate of eight (8%) percent.

6. (a) The Manager of the Company need not be a Member. Only the Manager and the officers designated by the Manager shall have the authority to bind the Company and no other Member shall have authority to bind the Company. The initial Manager shall be Walter Yetnikoff and Velvel, jointly. Thereafter, the Manager shall be designated jointly by Velvel and by Walter Yetnikoff or his legal representatives. If Velvel and Walter Yetnikoff are no longer Members, the Manager shall be selected by the Member(s) who own a majority of the profits interests in the Company. Subject to sub-paragraph (c) below (i) the Manager shall have the sole right to manage the business of the Company and shall have all powers and rights necessary or desirable to effectuate and carry out the purpose and business and operation of the Company, and (ii) all decisions, determinations, consents and approvals to be made or given by the Company shall be made or given by the Manager in his/its sole discretion and best business judgment. The Company will indemnify and hold the Manager harmless from and against all claims and demands whatsoever relating to the Company and the Manager's actions as Manager of the Company. The Manager may consent to the non-exclusive jurisdiction of the courts of, or arbitration in, a specified jurisdiction, or to be subject to the exclusive jurisdiction of the courts of, or the exclusivity of jurisdiction in, the State of Delaware, and to be served with legal process in any manner in any jurisdiction. The Manager may establish a record date with respect to allocations and distributions by the Company.

(b) Velvel requests that its designee shall be nominated to be appointed to the Board of Directors of Navarre Corporation and shall serve on Navarre's Board during the term of the Distribution Agreement. You have informed Velvel that you cannot guarantee such appointment, but you have agreed that Eric Paulson and Chuck Cheney will nominate, and vote for the appointment of, Velvel's designee.

(c) During the term of the Distribution Agreement the Manager or Velvel, as applicable, shall be required to obtain your approval for the following matters of the Company:

            (i) A transaction by which Velvel (for this purpose, inclusive of the Class "A" Units of Walter Yetnikoff) would no longer have voting or financial control of the Company;

           (ii) A recording artist contract or producer's contract or label distribution contract ("Repertoire Contract") to be made by the Company during the term of the Distribution Agreement that commits the Company to expend in excess of twenty-five (25%) percent of the Company's net assets (calculated as of the end of the fiscal quarter that precedes the commencement date of the contract) adjusted by adding back accumulated depreciation, if any, from and after the date hereof ("Adjusted Net Assets"), or Repertoire Contract that, when entered into during the term of the Distribution Agreement, would result in committing the Company to expend, under all Repertoire Contracts entered into in that fiscal year, in excess of forty-five (45%) percent of the Company's Adjusted Net Assets for the preceding twelve (12) months;

         (iii) The purchase of any record company or production company or music publishing company for a sum that exceeds the following amounts in the respective years of the term of the Distribution Agreement: $2,000,000. in the first year, $3,000,000. in the second year, $4,000,000. in the third year, $5,000,000. in the fourth or fifth years.

Your approval will not be unreasonably withheld for matters presented to you for approval pursuant to this sub-paragraph, and calculation of "the preceding twelve (12) months" shall refer to calculation backward from the last day of the month that precedes the commencement date of the Repertoire Contract.

(d)  Except as otherwise expressly provided in this agreement, you
(Navarre Corporation) may not resign from the Company or assign your interests in the Company prior to the dissolution and winding up of the Company. Upon resignation of any resigning Member, unless all the Members agree otherwise or this agreement otherwise provides, the resigning Member shall not be entitled to receive from the Company any payment for the value of the resigning Member's Units.

7. At the Closing the Company shall enter into a seven (7) year employment agreement with Walter Yetnikoff as the Chief Executive Officer and Manager of the Company, commencing on the date of the Closing. The employment contract shall provide for an annual salary, plus bonuses based on performance; however, his bonuses shall be subject to your consent. Walter Yetnikoff's annual salary from inception of the employment contract until the Second Payment date shall be at the annual rate of $400,000., and thereafter at the annual rate of $700,000.

8. (a) Until the expiration of the term of the Distribution Agreement you may not transfer any of your Units without Velvel's and Walter Yetnikoff's prior written consent, which Velvel or Walter Yetnikoff may give or decline in their absolute discretion. However, if Velvel or Walter Yetnikoff transfer its or his Units during the term of the Distribution Agreement, other than transfers to a trust for the benefit of Velvel and/or Walter Yetnikoff or other than a transfer to an entity owned 100% by Velvel and/or Walter Yetnikoff and of which Walter Yetnikoff is the most senior officer, you may transfer the same proportional number of your Units without Velvel's consent.

(b) After expiration or termination of the Distribution Agreement, if you wish to transfer all or any portion of your Units, you must first receive a bona fide written offer from a third party to acquire the Units (for purposes of this paragraph, the "Third Party Offer") for cash (which may be payable over a specified period of time and which payment may not be subject to any additional terms and conditions or for any consideration other than cash). The Third Party Offer shall set forth the name and address of the third party offeror, the number of Units proposed to be purchased, the proposed purchase price therefor and all material terms of the proposed purchase (including the terms of payment of the purchase price by the third party offeror). You shall then give the Company an irrevocable offer notice to sell the Units on the terms set forth in the Third Party Offer and simultaneously give the Company a copy of the Third Party Offer.

The Company shall have the right to purchase the Units on the same terms contained in the Third Party Offer. The Company shall notify you within thirty (30) days after it receives your offer notice if it elects so to purchase the Units, and the closing of such purchase and sale shall take place at the Company's principal office on the fifth business day following the Company's notice to you. If the Company declines or fails to accept your offer notice, you may sell the Units to the third party offeror provided that the closing and sale occurs during the thirty-five (35) day period after expiration of the aforesaid thirty (30) day period and only on the terms set forth in the Third Party Offer. If the closing and sale does not occur within said thirty-five
(35) days upon such terms, the Units shall again become subject to the last refusal provisions of this paragraph.

9. Any offer to the Company (other than yours) to purchase any of the $7,000,000. of Units referred to in paragraph 3 above may not be accepted by the Company until the following occurs:

(a)  The Company shall send you a copy of the bone fide written offer
(the "Written Offer") to purchase such Units for cash (which may be payable over a specified period of time and which payment may not be subject to any additional terms and conditions or for any consideration other than cash).

(b) The Written Offer shall set forth the name and address of the offeror, the number of Units proposed to be purchased, the proposed purchase price, and all other material terms of the proposed purchase (including the terms of payment to the Company).

(c)  You shall have thirty (30) days from your receipt of the Written
Offer to notify the Company of your election to purchase such Units under the terms contained in the Written Offer. If you elect so to purchase, the closing of such purchase and sale shall take place at the Company's principal office on the fifth business day following the Company's receipt of your election to purchase.

(d) If you fail to agree to purchase on the same terms contained in the Written Offer within said thirty (30) days, the Company may sell such Units in accordance with the Written Offer; however, if the sale and purchase does not close during the thirty-five (35) days after expiration of the aforesaid 30-day period, and only on the terms set forth in the Written Offer, those Units shall again become subject to the last refusal provisions of this paragraph.

10. Notwithstanding anything to the contrary contained in the Distribution Agreement, you and we agree as follows relating to the Distribution Agreement:

(a) You will charge the Company for returns in the period in which you receive the returns, and you will not create a reserve for returns from the payments that are due to the Company;

(b) The payment terms to the Company will be net sixty-one (61) days, and if the payment is made within that sixty-one (61) days you will be entitled to take a two (2%) percent discount. The discount will not apply if the payment is made late;

(c) You will supply weekly reports on all sales and returns relating to the labels covered by the Distribution Agreement (the "Labels"), and the Company will have real time access into your accounting system at all times, electronically, relating to the Labels;

(d) You cannot delegate or assign the Distribution Agreement without the Company's written consent; however, no such consent shall be required if there is sale of all or substantially all of your distribution business provided that Messrs. Eric Paulson and Chuck Cheney are in charge for the purchaser of the distribution business acquired from Navarre Corporation;

(e) This agreement is entered into in further consideration of, and as an inducement to the Company to enter into, the Distribution Agreement.

11. The Company may retain you to manufacture the Labels' records, or some of them, in accordance with your manufacturing contract ("Manufacturing Contract") attached hereto as Schedule "E." Notwithstanding anything to the contrary in the Manufacturing Contract, it is expressly understood:

(a) The present maximum manufacturing cost, including your administration fee, for standard CD's (including booklet, tray cards, jewel boxes or paper packaging) and standard C-45 analog cassettes (including J-Card) are as set forth in the Manufacturing Agreement and shall be appropriately, proportionately reduced if manufacturing and/or packaging costs to you are reduced. The manufacturing costs for other configurations shall be as set forth in the Manufacturing Agreement;

(b) The manufacturing quality of the records shall be subject to the Company's approval as to being technically acceptable. The Company shall have the right to approve the quality of manufacture and you agree to maintain the quality of manufacture according to the specifications of the respective Labels;

(c) The Company may discontinue your manufacturing of any of the Labels covered by the Distribution Agreement at any time, or for individual records of those Labels at any time, and may make manufacturing arrangements elsewhere.

12. The Company's issuance and sale of the Units to you, Velvel and Walter Yetnikoff shall take place at the Closing at the offices of Power, Weiss & Kurnit, LLP, 600 Madison Avenue, New York, NY 10022 on September 3, 1996, provided that no restraining order or injunction shall prevent, and no statute, rule or regulation shall prohibit, restrict or delay, consummation of the transactions contemplated by this agreement.

13. The respective parties hereto expressly make the following representations and warranties to each other and to the Company:

(a) You acknowledge that you have been furnished with or have had access to the information you requested from Velvel concerning the business the Company will be engaged in and the Velvel Assets, that you have had the opportunity to discuss with Velvel the management of the Company and the intended business and financial affairs of the Company, that you have knowledge and expertise in financial and business matters in the record industry and with respect to investment in privately held record companies, and that you are capable of utilizing the information made available to you to evaluate the merits and risks of investments in the Company and to make an informed investment in the Company.

(b) You and Velvel are aware that purchase of Units is speculative and that each is prepared to, and understands that it may have to, hold its Units for an indefinite period of time and that it is prepared to and is able to run the risk of loss of its investment.

(c) You and Velvel recognize that an investment in the Company involves risks, and are cognizant of and understand all of the risk factors related to the purchase of Units. The parties hereto acknowledge that each of them has consulted with professional, tax and legal advisors with respect to the Federal, State, local and foreign income tax consequences of participation as an investor in the Company.

(d) The parties hereto are acquiring their respective Units for their own accounts, only for investment, and not with a view to the resale or further distribution of the Units, nor with any present intention of distributing the Units. Each party understands that the Units may only be transferred in compliance with the provisions of this agreement, that the offering of the Units has not been considered or approved by any governmental entity, that there is no public market for the Units, and that the Units have not been, and will not upon issuance be, registered or qualified under the Securities Act of 1933, as amended, or under any state securities laws.

14. All notices, consents or other communications shall be in writing and shall be delivered in person, by telecopier, by nationally-recognized overnight courier, or by first class registered or certified mail, postage pre-paid, addressed to the recipient as set forth above or any other address hereinafter designated in writing by the respective party. Notices, consents or other communications shall be deemed to have been given when: received by personal delivery or by telecopier (with voice confirmation of receipt), on the date of such delivery; in the case of delivery by nationally-recognized overnight courier, on the business day following the courier's receipt of the document; in the case of first class registered or certified mail, on the third business day following deposit in the U.S. Mails.

15. Each party hereto mutually warrants and represents to the other that it is under no disability, restriction or prohibition, whether contractual or otherwise, with respect to its right to execute and perform this agreement; and each party agrees to and does hereby indemnify, save and hold the other harmless from any and all loss and damage (including reasonable attorneys' and accounting fees and expenses) arising out of or connected with any claim, damage or loss that is inconsistent with the indemnitor's warranties and representations in this agreement, the Distribution Agreement and the Manufacturing Agreement.

16. This agreement shall be binding upon, and shall enure to the benefit of, the Company, the parties hereto and their respective successors and permitted assigns. This agreement and the rights and obligations of the parties hereunder shall not be assignable. This agreement may only be modified by a writing signed by an authorized signatory of the party sought to be bound. No waiver of any provision of this agreement or of any default hereunder shall affect the rights of the parties to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

17. The provisions of this agreement are severable, so that if any provision shall be found to be invalid or unenforceable, same shall not affect the validity or enforceability of the remaining provisions. This agreement is not binding until signed by the signatories indicated below.

18. This agreement is made in the State of New York and shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements to be performed entirely in Delaware and the laws of the State of Delaware applicable to limited liability companies organized under the laws of the State of Delaware. The Distribution Agreement and Manufacturing Agreement shall be governed and construed in accordance with the internal laws of the State of Minnesota applicable to agreements to be performed entirely in Minnesota.

19. This agreement is made for the benefit of the Company and may be enforced by the Company, you, Velvel and Walter Yetnikoff, jointly or severally.

20. This agreement constitutes a valid and binding agreement. There are no representations or other agreements between the parties that are not contained in this agreement.

21. This agreement constitutes the agreement of the parties to subscribe to the Units of the Company and is also the Operating Agreement of the Company.

22. You and the Company each shall have an insurable interest in the life of Walter Yetnikoff, and he agrees to cooperate fully to be examined and to supply his medical and life insurance information for and in relation to insurance policies you and/or the Company may wish to obtain on his life. If you request that the policy be applied for, you will be the owner and beneficiary of the policy and you will be responsible for payment of the premiums. If the Company requests that the policy be applied for, the Company shall be the owner and beneficiary of the policy and the Company shall be responsible for payment of the premiums. Separate life insurance policies may be in effect at the same time, and from time to time, for your benefit and for the Company's benefit; application for and issuance of a policy or policies on the life of Walter Yetnikoff for your benefit shall not preclude application for and issuance of a policy or policies on his life for the Company's benefit, and vice-versa. The party who will be the owner and beneficiary shall determine the type and face amount of the policy to be applied for.

If foregoing correctly reflects our understanding and agreement with you, please so indicate by signing below.

                                 Very truly yours,

                                 VELVEL MUSICAL INDUSTRIES, INC.


                                 By:_____________________________
                                           Walter Yetnikoff
   AGREED & ACCEPTED:

   NAVARRE CORPORATION


   By
           Eric Paulson

  I agree to be bound by the provisions of this agreement that pertain to my ownership of Class "A" Units of the Company and to my activities as the Manager of the Company. I acknowledge that this agreement is the Operating Agreement of the Company and the agreement of Velvel Musical Industries, Inc., Navarre Corporation and myself to subscribe to the Units of the Company, and I hereby consent thereto.



                                              Walter Yetnikoff